EXHIBIT 99.9

NRG INTERNATIONAL LLC

Consolidated Financial Statements

At December 31, 2003, December 6, 2003 and December 31, 2002, and for the Period
from December 6, 2003 to December 31, 2003, the Period from January 1, 2003 to
December 5, 2003 and for the Years Ended December 31, 2002 and 2001

NRG INTERNATIONAL LLC

INDEX

Page(s)

Reports of Independent Auditors	1-2
Consolidated Financial Statements
Consolidated Balance Sheets at December 31, 2003, December 6, 2003 and December 31, 2002	3
Consolidated Statements of Operations for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	4
Consolidated Statements of Member’s Equity for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	5
Consolidated Statements of Cash Flows for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	6
Notes to Consolidated Financial Statements	7-45
Report of Independent Auditors of Financial Statement Schedule	46-47
Financial Statement Schedule	48

REPORT OF INDEPENDENT AUDITORS

To the Member of NRG International LLC

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of member’s equity, and of cash flows present fairly, in all material respects, the financial position of NRG International LLC and its subsidiaries (“Predecessor Company”) at December 31, 2002, and the results of their operations and their cash flows for the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003, under push down accounting methodology.

      As discussed in Notes 2 and 6 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, on January 1, 2002. As discussed in Note 11 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, as of January 1, 2003. As discussed in Note 12 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as of January 1, 2001.

      As discussed in Note 4 to the consolidated financial statements, during the second quarter of 2004 Hsin Yu met the criteria for discontinued operations. Accordingly, all periods presented have been restated to present Hsin Yu as a discontinued operation.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

October 29, 2004

REPORT OF INDEPENDENT AUDITORS

To the Member of NRG International LLC

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of member’s equity, and of cash flows present fairly, in all material respects, the financial position of NRG International LLC and its subsidiaries (“Reorganized Company”) at December 31, 2003 and December 6, 2003, and the results of their operations and their cash flows for the period from December 6, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003, under push down accounting methodology.

      As discussed in Notes 2 and 6 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, on January 1, 2002. As discussed in Note 11 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, as of January 1, 2003. As discussed in Note 12 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as of January 1, 2001.

      As discussed in Note 4 to the consolidated financial statements, during the second quarter of 2004 Hsin Yu met the criteria for discontinued operations. Accordingly, all periods presented have been restated to present Hsin Yu as a discontinued operation.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

October 29, 2004

NRG INTERNATIONAL LLC

CONSOLIDATED BALANCE SHEETS

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$127,020	$125,914	$192,862
Restricted cash	45,874	44,802	17,214
Accounts receivable, less allowance for doubtful accounts of $0, $0 and $368, respectively	40,309	39,072	35,515
Accounts receivable — affiliates	5,404	5,893	36,730
Current portion of notes receivable	64,720	64,720	49,288
Current portion of notes receivable — affiliates	—	—	2,442
Inventory	17,900	16,178	10,659
Prepayments and other current assets	3,790	4,607	5,458
Current deferred income tax	754	—	—
Current assets — discontinued operations	12,615	13,148	113,800

Total current assets	318,386	314,334	463,968
Property, plant and equipment, net of accumulated depreciation of $1,467, $0 and $33,683 respectively	458,224	447,457	320,748
Equity investments in affiliates	332,617	326,798	309,748
Notes receivable, less current portion	444,052	427,648	380,853
Notes receivable — affiliate, less current portion	111,913	107,412	133,066
Derivative instruments valuation	59,907	66,442	48,460
Other assets	4,450	51	15
Noncurrent assets — discontinued operations	47,476	47,905	477,759

Total assets	$1,777,025	$1,738,047	$2,134,617

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Current portion of long-term debt	$75,944	$61,473	$26,509
Notes payable — affiliate	10,664	10,664	35,051
Accounts payable	30,271	28,898	20,416
Accounts payable — affiliate	2,976	15,385	19,307
Accrued income tax	18,673	17,023	11,919
Accrued liabilities	4,471	10,154	1,501
Other current liabilities	1,839	2,818	588
Current liabilities — discontinued operations	62,993	62,415	532,516

Total current liabilities	207,831	208,830	647,807
Other liabilities
Long-term debt	266,526	256,886	307,420
Long-term debt — affiliates	198,300	196,259	98,276
Deferred income taxes	165,883	161,908	110,809
Postretirement and other benefit obligations	14,016	14,739	11,936
Derivative instruments valuation	112,047	108,801	90,536
Other long-term obligations	14,959	14,465	14,185
Noncurrent liabilities — discontinued operations	3,729	4,902	203,039

Total liabilities	983,291	966,790	1,484,008

Commitments and contingencies
Member’s equity	793,734	771,257	650,609

Total liabilities and member’s equity	$1,777,025	$1,738,047	$2,134,617

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Revenues	$23,358	$271,665	$279,750	$285,122
Operating costs	18,754	212,917	236,378	235,018
Depreciation and amortization	1,475	15,847	15,000	14,774
General and administrative expenses	993	9,278	9,824	14,401
Restructuring and impairment charges	—	3,929	53,501	—

Income (loss) from operations	2,136	29,694	(34,953)	20,929
Minority interest in losses of consolidated subsidiaries	—	—	(470)	—
Equity in earnings of unconsolidated affiliates	1,707	61,900	49,297	56,922
Write downs and losses on sales of equity method investments	—	(138,371)	(139,146)	—
Other income, net	1,148	443	8,179	5,003
Interest expense	(709)	(7,021)	(7,239)	(6,760)

Income (loss) from continuing operations before income taxes	4,282	(53,355)	(124,332)	76,094
Income tax expense	796	11,363	13,743	16,040

Income (loss) from continuing operations	3,486	(64,718)	(138,075)	60,054
Income (loss) on discontinued operations, net of income taxes	(222)	169,183	(553,008)	40,276

Net income (loss)	$3,264	$104,465	$(691,083)	$100,330

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

					Accumulated
					Other
	Member		Member	Accumulated	Comprehensive	Total
			Contributions/	Net Income	Income	Member’s
	Units	Amount	Distributions	(Loss)	(Loss)	Equity

	(In thousands of dollars)
Balances at December 31, 2000 (Predecessor Company)	1,000	$1	$789,659	$211,022	$(160,124)	$840,558
Net income	—	—	—	100,330	—	100,330
Foreign currency translation adjustments and other	—	—	—	—	(46,290)	(46,290)
Impact of SFAS No. 133 for the year ending December 31, 2001, net of taxes of $25.3 million	—	—	—	—	29,504	29,504

Comprehensive income						83,544
Contribution from member			348,059			348,059
Distributions to member	—	—	(165,891)	—	—	(165,891)

Balances at December 31, 2001 (Predecessor Company)	1,000	1	971,827	311,352	(176,910)	1,106,270
Net loss	—	—	—	(691,083)	—	(691,083)
Foreign currency translation adjustments and other	—	—	—	—	97,912	97,912
Impact of SFAS No. 133 for the year ending December 31, 2002, net of taxes of $8.6 million	—	—	—	—	23,648	23,648

Comprehensive loss						(569,523)
Contribution from member	—	—	113,862	—	—	113,862

Balances at December 31, 2002 (Predecessor Company)	1,000	1	1,085,689	(379,731)	(55,350)	650,609
Net Profit(loss)	—	—	—	104,465	—	104,465
Foreign currency translation adjustments and other	—	—	—	—	82,069	82,069
Impact of SFAS No. 133 for the period ending December 5, 2003, net of taxes of $22.4 million	—	—	—	—	3,141	3,141

Comprehensive income						189,675
Distributions to member	—	—	(112,000)	—	—	(112,000)

Balances at December 5, 2003 (Predecessor Company)	1,000	1	973,689	(275,266)	29,860	728,284

Push down accounting adjustment	—	—	(202,433)	275,266	(29,860)	42,973

Balances at December 6, 2003 (Reorganized Company)	1,000	1	771,256	—	—	771,257

Net income	—	—	—	3,264	—	3,264
Foreign currency translation adjustments and other	—	—	—	—	21,364	21,364
Impact of SFAS No. 133 for the period ending December 31, 2003, net of taxes of $1 million	—	—	—	—	(2,151)	(2,151)

Comprehensive income						22,477

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$771,256	$3,264	$19,213	$793,734

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$3,264	$104,465	$(691,083)	$100,330
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Distributions in excess (less than) equity earnings of nonconsolidated affiliates	5,549	(53,580)	(25,893)	(45,225)
Write downs and losses on sales of equity method investments	—	138,371	139,146	—
Restructuring and impairment charges	—	3,929	620,193	—
Depreciation and amortization	2,011	23,742	51,051	44,457
Bad debt expense	—	(14,255)	—	9,617
Unrealized (gains) losses on derivatives	391	(122,937)	17,368	(53,170)
Unrealized exchange (gains) losses	(310)	(2,663)	2,290	(24)
Deferred income taxes	(2,374)	39,790	7,287	35,311
Minority interest	(17)	(1,793)	(21,655)	(1,041)
Gain on sale of discontinued operations	—	(164,126)	(18,690)	—
Deferred income	—	—	13,890	2,551
Amortization of out-of-market power contracts	3,048	6,543	1,889	(6,247)
Changes in assets and liabilities
Accounts receivable	2,265	(48,863)	10,220	(39,838)
Inventory	(1,186)	(2,307)	(957)	2,782
Prepayments and other current assets	(436)	(3,519)	15,284	(19,653)
Accounts payable	(1,265)	(6,410)	(28,537)	(10,863)
Accrued interest	(4,554)	3,157	1,439	(724)
Accrued income taxes	945	(2,733)	8,222	1,079
Accrued liabilities	(850)	8,080	(2,009)	(2,461)
Changes in other assets and liabilities	(1,307)	15,367	(8,242)	1,609

Net cash provided by (used in) operating activities	5,174	(79,742)	91,213	18,490

Cash flows from investing activities
Investments in affiliates	(3,475)	(44,728)	(91,859)	(63,410)
Capital expenditures	(1,080)	(69,487)	(61,421)	(26,320)
Acquisitions, net of liabilities assumed	—	—	(411)	(96,764)
Proceeds from sale of investments	(10)	35,117	32,916	(11,514)
Decrease in note receivable	—	64,901	—	—
Proceeds from sale of discontinued operations	263	164,078	27,259	1,026
(Increase) decrease in restricted cash	—	(18,253)	(18,274)	(333)

Net cash (used in) provided by investing activities	(4,302)	131,628	(111,790)	(197,315)

Cash flows from financing activities
Proceeds from issuance of debt	—	62,300	7,034	61,306
Contribution from member	—	—	113,862	348,059
Principal payments on long-term debt	(2,370)	(42,013)	(42,880)	(6,163)
Distributions to member	—	(112,000)	—	(165,891)

Net cash (used in) provided by financing activities	(2,370)	(91,713)	78,016	237,311

Effect of exchange rate changes on cash and cash equivalents	2,323	(53,767)	20,166	(3,119)
Change in cash from discontinued operations	281	26,646	50,939	(21,384)

Net change in cash and cash equivalents	1,106	(66,948)	128,544	33,983
Cash and cash equivalents
Beginning of period	125,914	192,862	64,318	30,335

End of period	$127,020	$125,914	$192,862	$64,318

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

      NRG International LLC (the “Company”), a Delaware company incorporated on October 12, 1992, and converted to a limited liability company in November 2002, is a directly held, wholly owned subsidiary of NRG Energy, Inc. (“NRG Energy”).

      The Company was formed for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates, the power generation facilities owned by Flinders Power in Australia, and Saale Energie GmbH in Germany. Flinders is a 760 MW power station and coal mine which sells electricity into the South Australian market. Saale Energie GmbH owns a 400 MW coal powered power station located in Halle Germany and sells output to Vattenfall Europe A.G. (“VEAG”) under a power purchase agreement. In addition, the Company holds various investments in projects accounted for under the equity method, and holds operations classified as discontinued operations. See Notes 10 and 4, respectively.

      At December 31, 2003, the Company owned total interests in eight power projects in six countries having an aggregate generation capacity of approximately 2,500 MW in various international markets, including Australia, Europe and Latin America.

Recent Developments

      On May 14, 2003, NRG Energy and 25 of its direct and indirect wholly owned subsidiaries commenced voluntary petitions under Chapter 11 of the bankruptcy code in the United States Bankruptcy Court for the Southern District of New York. During the bankruptcy proceedings, NRG Energy continued to conduct business and manage the companies as debtors in possession pursuant to sections 1107(a) and 1108 of the bankruptcy code. The Company was not part of these Chapter 11 cases or any of the subsequent bankruptcy filings. On November 24, 2003, the bankruptcy court entered an order confirming NRG Energy’s Plan of Reorganization and the plan became effective on December 5, 2003. In connection with NRG Energy’s emergence from bankruptcy, NRG Energy adopted fresh start reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) on December 5, 2003. NRG Energy’s fresh start reporting was applied to the Company on a push down accounting basis with the financial statement impact recorded as an adjustment to the December 5, 2003, member’s equity in the amount of $28.0 million.

NRG Energy’s Plan of Reorganization

      NRG Energy’s Plan of Reorganization was the result of several months of intense negotiations among NRG Energy, Xcel Energy (“Xcel Energy”) and the two principal committees representing NRG Energy creditor groups, referred to as the Global Steering Committee and the Noteholder Committee. A principal component of NRG Energy’s Plan of Reorganization was a settlement with Xcel Energy in which Xcel Energy agreed to make a contribution consisting of cash (and, under certain circumstances, its stock) in the aggregate amount of up to $640 million to be paid in three separate installments following the effective date of NRG Energy’s Plan of Reorganization. The Xcel Energy settlement agreement resolves any and all claims existing between Xcel Energy and NRG Energy and/or its creditors and, in exchange for the Xcel Energy contribution, Xcel Energy is receiving a complete release of claims from NRG Energy and its creditors, except for a limited number of creditors who have preserved their claims as set forth in the confirmation order entered on November 24, 2003.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Accounting policies

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for all of the Company’s operations are in accordance with the accounting principles generally accepted in the United States of America.

NRG Energy Fresh Start Reporting/ Push Down Accounting

      In accordance with SOP 90-7, certain companies qualify for fresh start (“Fresh Start”) reporting in connection with their emergence from bankruptcy. Fresh Start reporting is appropriate on the emergence from Chapter 11 if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity. NRG Energy met these requirements and adopted Fresh Start reporting and applied push down accounting to its various subsidiary operations including the Company. Under push down accounting, the Company’s equity fair value was allocated to the Company’s assets and liabilities based on their estimated fair values as of December 5, 2003, as further described in Note 3.

      Under the requirements of Fresh Start, NRG Energy adjusted its assets and liabilities, other than deferred income taxes, to their estimated fair values as of December 5, 2003. As a result of marking the assets and liabilities to their estimated fair values, NRG Energy determined that there was a negative reorganization value that was reallocated back to the tangible and intangible assets. Deferred taxes were determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. The net effect of all Fresh Start adjustments resulted in a gain of $3.9 billion, which is reflected in NRG Energy’s Predecessor Company results for the period from January 1, 2003 to December 5, 2003. The application of the Fresh Start provisions of SOP 90-7 created a new reporting entity having no retained earnings or accumulated deficit.

      As part of the bankruptcy process, NRG Energy engaged an independent financial advisor to assist in the determination of its reorganized enterprise value. The fair value calculation was based on management’s forecast of expected cash flows from its core assets. Management’s forecast incorporated forward commodity market prices obtained from a third party consulting firm. A discounted cash flow calculation was used to develop the enterprise value of Reorganized NRG, determined in part by calculating the weighted average cost of capital of the Reorganized NRG. The Discounted Cash Flow, (“DCF”) valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts expected future economic benefits by a theoretical or observed discount rate. The independent financial advisor prepared a 30-year cash flow forecast using a discount rate of approximately 11%. The resulting reorganization enterprise value as included in the Disclosure Statement ranged from $5.5 billion to $5.7 billion. The independent financial advisor then subtracted NRG Energy’s project level debt and made several other adjustments to reflect the values of assets held for sale, excess cash and collateral requirements to estimate a range of Reorganized NRG equity value of between $2.2 billion and $2.6 billion.

      In constructing the Fresh Start balance sheet upon emergence from bankruptcy, NRG Energy used a reorganization equity value of approximately $2.4 billion, as NRG Energy believed this value to be the best indication of the value of the ownership distributed to the new equity owners. NRG Energy’s Plan of Reorganization provided for the issuance of 100,000,000 shares of NRG Energy common stock to the various creditors resulting in a calculated price per share of $24.04. The reorganization value of approximately $9.1 billion was determined by adding the reorganized equity value of $2.4 billion, $3.7 billion of interest bearing debt and other liabilities of $3.0 billion. The reorganization value represents the fair value of an entity before liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after restructuring. This value is consistent with the voting creditors and Court’s approval of NRG Energy’s Plan of Reorganization.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The application of SOP 90-7 and push down accounting resulted in the creation of a new reporting entity for the Company. Consequently, the financial statements of the Reorganized Company and the Predecessor Company are separated by a black line to distinguish that the assets, liabilities and member’s equity as well as the results of operations are not comparable between periods. Under the requirements of push down accounting, the Company has adjusted its assets and liabilities to their estimated fair values as of December 5, 2003. The impact of push down accounting resulted in an increase of member’s equity for the Company in the amount of $28.0 million.

      For financial reporting purposes, close of business on December 5, 2003, represents the date of NRG Energy’s emergence from bankruptcy. As used herein, the following terms refer to the Company and its operations:

“Predecessor Company”	The Company, prior to push down accounting

The Company’s operations, January 1, 2001 — December 31, 2001
The Company’s operations, January 1, 2002 — December 31, 2002
The Company’s operations, January 1, 2003 — December 5, 2003

“Reorganized Company”	The Company, post push down accounting

The Company’s operations, December 6, 2003 — December 31, 2003

      The bankruptcy court in its confirmation order approved NRG Energy’s Plan of Reorganization on November 24, 2003. Under the requirements of SOP 90-7, the Fresh Start date is determined to be the confirmation date unless significant uncertainties exist regarding the effectiveness of the bankruptcy order. The Plan of Reorganization required completion of the Xcel Energy settlement agreement prior to emergence from bankruptcy. Management believes this settlement agreement was a significant contingency and thus delayed the Fresh Start date until the Xcel Energy settlement agreement was finalized on December 5, 2003.

Cash and Cash Equivalents

      Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase.

Restricted Cash

      Restricted cash consists primarily of funds held based upon negotiated amounts to satisfy the principal and interest requirements of certain debt agreements and funds held within the Company’s subsidiaries that are restricted in their use.

Inventory

      Inventory consists of fuel oil, spare parts and coal and is valued at the lower of weighted average cost or market.

Property, Plant and Equipment

      The Company’s property, plant and equipment is stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. At December 5, 2003, the Company recorded adjustments to the property, plant and equipment to reflect such items at fair value in accordance with the application of push down accounting. A new cost basis was established with these adjustments. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset, are charged to expense as incurred. Depreciation is calculated using the straight-line method over the estimated useful

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lives of the assets. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals, with the resulting gain or loss included in operations.

Asset Impairment

      Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

      Investments accounted for by the equity method are reviewed for impairment in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. APB Opinion No. 18 requires that a loss in value of an investment that is other than a temporary decline should be recognized. The Company identifies and measures losses in value of equity investments based upon a comparison of fair value to carrying value.

Discontinued Operations

      Long-lived assets are classified as discontinued operations when all of the required criteria specified in SFAS No. 144 are met. These criteria include, among others, existence of a qualified plan to dispose of an asset, an assessment that completion of a sale within one year is probable and approval of the appropriate level of management and board of directors. Discontinued operations are reported at the lower of the asset’s carrying amount or fair value less cost to sell.

Capitalized Interest

      Interest incurred on funds borrowed to finance projects expected to require more than three months to complete is capitalized. Capitalization of interest is discontinued when the asset under construction is ready for its intended use or when a project is terminated or construction ceased. Capitalized interest was approximately $0.7 million and $5.4 million for the period from December 6, 2003 to December 31, 2003 and for the period from January 1, 2003 to December 5, 2003, respectively. For the years ended December 31, 2002 and 2001, the Company capitalized interest of $1.2 million and $0, respectively.

Capitalized Project Costs

      Development costs and capitalized project costs include third party professional services, permits, and other costs that are incurred incidental to a particular project. Such costs are expensed as incurred until an acquisition agreement or letter of intent is signed, and the Company’s Board of Directors has approved the project. Additional costs incurred after this point are capitalized. When a project begins operation, previously capitalized project costs are reclassified to equity investments in affiliates or property, plant and equipment and amortized on a straight-line basis over the lesser of the life of the project’s related assets or revenue contract period. Capitalized costs are charged to expense if a project is abandoned or management otherwise determines the costs to be unrecoverable.

Fair Value of Financial Instruments

      The carrying amount of cash and cash equivalents, receivables, accounts payables, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of notes receivables is based on expected future cash flows discounted at market interest rates. The fair value of long-

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

term debt is estimated based on a present value method using current interest rates for similar instruments with equivalent credit quality.

Income Taxes

      The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level while foreign taxes are assessed on a separate company country-by-country basis. However, a provision for separate company federal and state income taxes has been included with the foreign taxes and reflected in the accompanying consolidated financial statements (see Note 16 — Income Taxes). As a result of the Company being included in the NRG Energy consolidated tax return and tax payments, federal and state taxes payable amounts resulting from the tax provision are reflected as a contribution by members in the consolidated statement of members’ equity and consolidated balance sheet.

      Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to the amount more likely than not to be realized.

      As of December 31, 2003, NRG Energy’s management intends to indefinitely reinvest any earnings from its foreign operations. Accordingly, U.S. income taxes and foreign withholding taxes would not be provided on the earnings of foreign subsidiaries. However, as of December 31, 2003, the Company had cumulative losses from its foreign operations.

Equity Investment in Affiliates

      The Company’s investment in affiliates is accounted for under the equity method of accounting where the Company owns 50% or less of the equity interests. The initial investments were recorded at cost and their carrying values are adjusted to recognize the Company’s share of earnings or losses and dividends. The equity investment values were adjusted on December 5, 2003, in connection with push down accounting.

Equity Earnings

      Earnings are recognized under the equity method of accounting in which the Company recognizes its share of the earnings or losses of the equity affiliates in the periods for which they are reported in the affiliate’s financial statements.

Revenue Recognition

      The Company is primarily an electric generation company, operating a portfolio of majority-owned electric generating plants and certain plants in which ownership interest is 50% or less and which are accounted for under the equity method. Electrical energy revenue is recognized upon delivery to the customer. Capacity and ancillary revenue is recognized when contractually earned.

      The Company provides contract operations and maintenance services to certain nonconsolidated affiliates. Revenue is recognized as contract services are performed. The Company recognizes other income for interest income on loans to nonconsolidated affiliates, as the interest is earned and realizable, either through monthly cash payments and/or annual dividends.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation and Transaction Gains and Losses

      The local currencies are generally the functional currency of the Company’s foreign operations. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. Revenues, expenses and cash flows are translated at weighted-average rates of exchange for the period. The resulting currency translation adjustments are accumulated and reported as a separate component of member’s equity and are not included in the determination of the results of operations. Foreign currency transaction gains or losses are reported in results of operations. The Company recognized foreign currency transaction gains of $0.3 million and $0.5 million for the period from December 6, 2003 to December 31, 2003 and for the period from January 1, 2003 to December 5, 2003, respectively. For the years ended December 31, 2002 and 2001, the Company recognized $0.8 million and $1.6 million, respectively.

Concentrations of Credit Risk

      Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, accounts receivable, notes receivable and investments in debt securities. Cash accounts are generally held in government insured banks. Accounts receivable, notes receivable and derivative instruments are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables are generally not collateralized; however, the Company believes the credit risk posed by industry concentration is offset by the diversification and credit worthiness of its customer base.

Pensions

      The determination of the Company’s obligation and expenses for pension benefits is dependent on the selection of certain assumptions. These assumptions determined by management include the discount rate, the expected rate of return on plan assets and the rate of future compensation increases. Actuarial consultants use assumptions for such items as retirement age. The assumptions used may differ materially from actual results, which may result in a significant impact to the amount of pension obligation or expense recorded.

Use of Estimates in Financial Statements

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts and the valuation of long-term energy commodities contracts, among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

3.	Emergence from Bankruptcy and Fresh Start Reporting

      In accordance with the requirements of push down accounting, the Company’s fair value of $771.3 million was allocated to the Company’s assets and liabilities based on their individual estimated fair values. A third party was used to complete an independent appraisal of the Company’s tangible assets, intangible assets, contracts and equity investments.

      The determination of the fair value of the Company’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Due to the adoption of push down accounting as of December 5, 2003, the Reorganized Company’s consolidated balance sheets, consolidated statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s consolidated financial statements and are not comparable in certain respects to the consolidated financial statements prior to the application of push down accounting. A black line has been drawn on the accompanying consolidated financial statements to separate and distinguish between the Reorganized Company and the Predecessor Company. The effects of the push down accounting adjustments on the Company’s consolidated balance sheet as of December 5, 2003, were as follows:

	Predecessor			Reorganized
	Company			Company
	December 5,	Push Down		December 6,
	2003	Adjustments		2003

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$125,914	$—		$125,914
Restricted cash	44,802	—		44,802
Accounts receivable	39,072	—		39,072
Accounts receivable — affiliates	5,893			5,893
Current portion of notes receivable	64,720	—		64,720
Inventory	16,178	—		16,178
Prepayments and other current assets	4,417	190	(A)	4,607
Current assets — discontinued operations	13,148	—		13,148

Total current assets	314,144	190		314,334
Net property, plant and equipment	478,226	(30,769	)(A)	447,457
Equity investments in affiliates	394,643	(67,845	)(B)	326,798
Notes receivable, less current portion	383,379	44,269	(C)	427,648
Notes receivable — affiliates, less current
portion	107,412	—		107,412
Derivative instruments valuation	66,442	—		66,442
Other assets	51	—		51
Noncurrent assets — discontinued operations	50,474	(2,569	)(G)	47,905

Total assets	$1,794,771	$(56,724)		$1,738,047

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Current portion of long-term debt	$41,141	$30,996	(C)	$72,137
Accounts payable	28,898	—		28,898
Accounts payable — affiliate	15,385	—		15,385
Accrued income tax	17,023	—		17,023
Accrued liabilities	10,154	—		10,154
Other current liabilities	11,019	(8,201	)(A)	2,818
Other current liabilities — Loy Yang	61,054	(61,054	)(F)	—
Current liabilities — discontinued operations	107,415	(45,000	)(G)	62,415

Total current liabilities	292,089	(83,259)		208,830
Other liabilities
Long-term debt	281,963	(25,077	)(C)	256,886
Long-term debt — affiliates	196,259	—		196,259
Deferred income taxes	149,203	12,705	(D)	161,908
Postretirement and other benefit obligations	11,399	3,340	(E)	14,739
Derivative instruments valuation	108,801	—		108,801
Other long-term obligations	17,240	(2,775	)(A)	14,465
Noncurrent liabilities — discontinued operations	9,533	(4,631	)(G)	4,902

Total liabilities	1,066,487	(99,697)		966,790

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor			Reorganized
	Company			Company
	December 5,	Push Down		December 6,
	2003	Adjustments		2003

	(In thousands of dollars)
Member’s equity
Member’s contributions	973,690	(202,433)		771,257
Accumulated net loss	(275,266)	275,266		—
Accumulated OCI	29,860	(29,860)		—

Total member’s equity	728,284	42,973	(H)	771,257

Total liabilities and member’s equity	$1,794,771	$(56,724)		$1,738,047

(A)	Results of allocating the equity value in conformity with the purchase method of accounting for business combinations. These allocations were based on valuations obtained from independent appraisers.

(B)	Includes the adjustment of carrying amount of investment in affiliates to fair value as determined by independent appraisers.

(C)	Reflects management’s estimate, based on current market interest rates as of December 5, 2003, of the fair value of notes receivable, notes payable and other debt instruments.

(D)	Reflects the adjustment to income tax liabilities due to push down accounting.

(E)	Adjustment to postretirement and other benefit obligations in order to reflect the accumulated benefit obligation liability based on independent actuarial reports.

(F)	In 2003, the Company became committed to sell its investment in Loy Yang. Consequently, the Company was required to recognize losses related to unfavorable forward currency adjustments of $61.1 million, which were recorded in other current liabilities. In connection with pushdown accounting, the liability and related currency translation adjustments balance were eliminated.

(G)	Pushdown accounting adjustments affected Hsin Yu that was continuing at the time of pushdown. Subsequent to December 6, 2003, Hsin Yu qualified as discontinued operations and was restated as such.

(H)	The change in member’s equity reflects the revaluation of the Company’s consolidated balance sheet and equity recapitalization in accordance with push down accounting procedures. Also included is a $61.1 million adjustment related to other comprehensive income — currency translation adjustments, the offset of which was recorded in other current liabilities as discussed in (F) above.

4.	Discontinued Operations

      SFAS No. 144 requires that discontinued operations be valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell. In applying those provisions, the Company’s management considered cash flow analyses, bids and offers related to those assets and businesses. This amount is included in income(loss) on discontinued operations, net of income taxes in the accompanying consolidated statements of operations. In accordance with the provisions of SFAS No. 144, assets held for sale will not be depreciated commencing with their classification as such.

      The Company has classified certain business operations, and gains/losses recognized on sale, as discontinued operations for projects that were sold or have met the required criteria for such classification.

      The financial results for all of these businesses have been accounted for as discontinued operations. Accordingly, current period operating results and prior periods have been restated to report the operations as discontinued.

      Summarized results of operations of the discontinued operations were as follows. For the period from December 6, 2003 to December 31, 2003, discontinued results of operations include the Company’s Hsin Yu Project. For the period from January 1, 2003 to December 5, 2003, discontinued results of operations include

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company’s Hsin Yu, Killingholme, Cahua and Energia Pacasmayo projects. For the years ended December 31, 2002 and December 31, 2001, discontinued results of operations included the Company’s Hsin Yu, Csepel, Entrade, Killingholme, Cahua and Energia Pacasmayo projects. During the second quarter of 2004, the Company determined that Hsin Yu met the criteria for discontinued operations, and accordingly, all periods presented have been restated.

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from	For the
	December 6,	January 1,	Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Operating revenues	$4,213	$98,224	$644,969	$450,835
Operating and other expenses	4,435	93,504	1,224,079	405,412

Pre-tax (loss) income from operations of discontinued components	(222)	4,720	(579,110)	45,423
Income tax (benefit) expense	—	(337)	(7,412)	5,147

(Loss) income from operations of discontinued components	(222)	5,057	(571,698)	40,276
Disposal of discontinued components — net of income taxes	—	164,126	18,690	—

Net income (loss) on discontinued operations	$(222)	$169,183	$(553,008)	$40,276

      Operating and other expenses for the period from December 6, 2003 to December 31, 2003, January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, shown in the table above included asset impairment charges of approximately $0, $0 million, $599.8 million and $0, respectively. The 2002 charges are comprised of approximately $477.9 million for the Killingholme project and $121.9 for the Hsin Yu project.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of income tax benefit attributable to discontinued operations were as follows:

	Reorganized	Predecessor
	Company	Company

	For the Period from	For the Period from
	December 6, 2003 to	January 1, 2003 to
Discontinued Operations:	December 31, 2003	December 5, 2003	2002	2001

	(In thousands)
Current
U.S.	$—	$—	$—	$—
Foreign	—	(741)	(8,064)	(4,293)

	—	(741)	(8,064)	(4,293)
Deferred
U.S.	—	—	—	—
Foreign	—	404	652	9,440

	—	404	652	9,440
Subtotal	—	(337)	(7,412)	5,147

Disposal of discontinued components — gain (net)
U.S.	—	—	—	—
Foreign	—	—	—	—

	—	—	—	—

Total income tax (benefit) expense	$—	$(337)	$(7,412)	$5,147

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The assets and liabilities of the discontinued operations are reported in the December 31, 2003, the December 6, 2003 and December 31, 2002 consolidated balance sheets as discontinued operations. The major classes of assets and liabilities are presented in the following table.

	Reorganized
	Company	Predecessor Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Cash	$721	$1,002	$27,648
Restricted cash	—	—	1,396
Receivables, net	5,121	5,920	30,511
Inventory	2,784	2,742	16,060
Other current assets	3,989	3,484	38,185

Current assets — discontinued operations	$12,615	$13,148	$113,800

Property, plant and equipment, net	$39,838	$40,345	$371,993
Other noncurrent assets	7,638	7,560	105,766

Noncurrent assets — discontinued operations	$47,476	$47,905	$477,759

Current portion of long-term debt	$40,820	$39,980	$453,742
Accounts payable — trade	16,401	17,039	21,436
Accrued interest	—	—	728
Other current liabilities	5,772	5,396	56,610

Current liabilities — discontinued operations	$62,993	$62,415	$532,516

Long-term debt	$—	$—	$36,772
Deferred income taxes	—	—	139,900
Other long-term obligations	3,729	4,902	26,367

Noncurrent liabilities — discontinued operations	$3,729	$4,902	$203,039

      Hsin Yu — During 2002, the Company recorded an impairment charge of $121.9 million. During the second quarter 2004, the Company entered into an agreement to sell its interest in Hsin Yu power generating facility (located in Taipei, Taiwan) to a minority interest shareholder, Asia Pacific Energy Development Company Ltd, which reached financial closing in May 2004. Upon completion of the transaction, the Company received net cash proceeds of $1.0 million, resulting in a gain of approximately $10.3 million resulting from the negative equity in the project.

      Csepel and Entrade — In September 2002, the Company announced that it had reached agreements to sell its Csepel power generating facilities (located in Budapest, Hungary) and its interest in Entrade (an electricity trading business headquartered in Prague) to Atel, an independent energy group headquartered in Switzerland. The sales of Csepel and Entrade closed before year end and resulted in cash proceeds of $92.6 million (net of cash transferred to NRG Energy of $44.1 million) and a gain of approximately $24.0 million.

      Killingholme — During third quarter 2002, the Company recorded an impairment charge of $477.9 million. In January 2003, the Company completed the sale of its interest in the Killingholme project to its lenders for a nominal value and forgiveness of outstanding debt with a carrying value of approximately $360.1 million at December 31, 2002. The sale of the Company’s interest in the Killingholme project and the release of debt obligations resulted in a gain on sale in the first quarter of 2003 of approximately $201.0 million. The gain

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

results from the write-down of the project’s assets in the third quarter of 2002 below the carrying value of the related debt.

      Peru Projects — In November 2003, the Company completed the sale of the Cahua and Energia Pacasmayo (Peruvian Assets) resulting in net cash proceeds of approximately $16.2 million and a loss of $36.9 million. In addition, the Company received an additional consideration adjustment of approximately $0.6 million during 2004.

5.	Write Downs and (Gains)/Losses on Sales of Equity Method Investments

      Investments accounted for by the equity method are reviewed for impairment in accordance with APB Opinion No. 18. APB Opinion No. 18, requires that a loss in value of an investment that is other than a temporary decline should be recognized. Gains are recognized on completion of the sale. Write downs and (gains)/losses on sales of equity method investments recorded in operating expenses in the consolidated statements of operations include the following:

	Predecessor Company

	For the
	Period from
	January 1,	For the
	2003 to	Year Ended
	December 5,	December 31,
	2003	2002

	(In thousands of dollars)
Kondapalli	$(45)	$12,751
ECKG	(7,938)	—
Loy Yang	146,354	111,383
Energy Development Limited (“EDL”)	—	13,382
Collinsville Power Station	—	1,630

Total write downs and losses of equity method investment	$138,371	$139,146

      Kondapalli — In the fourth quarter of 2002, the Company wrote down its investment in Kondapalli by $12.7 million due to recent estimates of sales value, which indicated an impairment of its book value that was considered to be other than temporary. On January 30, 2003, the Company signed a sale agreement with the Genting Group of Malaysia, (“Genting”) to sell its 30% interest in Lanco Kondapalli Power Pvt Ltd, (“Kondapalli”) and a 74% interest in Eastern Generation Services (India) Pvt Ltd (the “O&M company”). Kondapalli is based in Hyderabad, Andhra Pradesh, India, and is the owner of a 368 MW natural gas fired combined cycle gas turbine. In the first quarter of 2003, the Company wrote down its investment in Kondapalli by $1.3 million based on the final sale agreement. The sale closed on May 30, 2003, resulting in net cash proceeds of approximately $24 million and a gain of approximately $1.4 million, net of selling expenses. The gain resulted from incurring lower selling costs than estimated as part of the first quarter impairment.

      ECKG — In September 2002, the Company announced that it had reached agreement to sell its 44.5% interest in the ECKG power station in connection with its Csepel power generating facilities, and its interest in Entrade, an electricity trading business, to Atel, an independent energy group headquartered in Switzerland. The transaction closed in January 2003 and resulted in cash proceeds of $65.3 million and a net gain of $7.9 million.

      Loy Yang — Based on a third party market valuation and bids received in response to marketing Loy Yang for possible sale, the Company recorded a write down of its investment of approximately $111.4 million during 2002 ($53.6 million during the third quarter and an additional $57.8 million during the fourth quarter). This write-down reflected management’s belief that the decline in fair value of the investment was other than temporary.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2003, the Company entered into negotiations that culminated in the completion of a Share Purchase Agreement to sell 100% of the Loy Yang project. Completion of the sale was subject to various conditions. Upon completion, proceeds from the sale were estimated at approximately $25.0 million to $31.0 million; consequently, the Company recorded an additional impairment charge of approximately $146.4 million during 2003. The impairment charge recorded included approximately $61.1 million of foreign currency translation losses previously recorded in accumulated other comprehensive income (loss), which was reversed upon adoption of push down accounting. In April 2004, the Company completed the sale of its interest in Loy Yang (See Note 23 Subsequent Events).

      Energy Development Limited — On July 25, 2002, the Company announced that it completed the sale of its ownership interests in an Australian energy company, Energy Development Limited (“EDL”). EDL is a listed Australian energy company engaged in the development and management of an international portfolio of projects with a particular focus on renewable and waste fuels. During the third quarter of 2002, the Company recorded a write-down of the investment of approximately $13.4 million to write down the carrying value of its equity investment due to the pending sale. In October 2002, the Company received proceeds of $78.5 million (AUD), (approximately $43.9 million (USD)), in exchange for its ownership interest in EDL with the closing of the transaction.

      Collinsville Power Station — Based on third party market valuation and bids received in response to marketing the investment for possible sale, the Company recorded a write down of its investment of approximately $1.6 million during the second quarter of 2002. In August 2002, the Company announced that it had completed the sale of its 50% interest in the 192 MW Collinsville Power Station in Australia, to the Company’s partner, a subsidiary of Transfield Services Limited for $8.6 million (AUD), (approximately $4.8 million (USD)). The Company’s ultimate loss on the sale of Collinsville Power Station was approximately $1.6 million, which had been recorded in the second quarter of 2002.

6.	Restructuring and Impairment Charges

      The Company reviewed the recoverability of its long-lived assets in accordance with the guidelines of SFAS No. 144. As a result of this review, the Company recorded impairment charges of $3.4 million and $167.5 million for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, respectively, as shown in the table below.

      To determine whether an asset was impaired, the Company compared asset carrying values to total future estimated undiscounted cash flows. Separate analyses were completed for assets or groups of assets at the lowest level for which identifiable cash flows were largely independent of the cash flows of other assets and liabilities. The estimates of future cash flows included only future cash flows, net of associated cash outflows, directly associated with and expected to arise as a result of the Company’s assumed use and eventual disposition of the asset. Cash flow estimates associated with assets in service were based on the asset’s existing service potential. The cash flow estimates may include probability weightings to consider possible alternative courses of action and outcomes, given the uncertainty of available information and prospective market conditions.

      If an asset was determined to be impaired based on the cash flow testing performed, an impairment loss was recorded to write down the asset to its fair value. Estimates of fair value were based on prices for similar assets and present value techniques. Fair values determined by similar asset prices reflect the Company’s current estimate of recoverability from expected marketing of project assets. For fair values determined by projected cash flows, the fair value represents a discounted cash flow amount over the remaining life of each project that reflects project-specific assumptions for long-term power pool prices, escalated future project operating costs, and expected plant operation given assumed market conditions.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Restructuring and impairment charges included the following asset impairments (realized gains) for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002:

		Predecessor Company

		For the
		Period from
		January 1,	For the Year
		2003 to	Ended
	Project	December 5,	December 31,
Project Name	Status	2003	2002

		(In thousands of dollars)
Termo Rio	Terminated	$6,400	$3,319
Langage (UK)	Terminated	(3,047)	42,333

Total impairment charges		3,353	45,652
Other restructuring charges		576	7,849

Total restructuring and impairment charges		$3,929	$53,501

      Termo Rio — Termo Rio is a 1,040 MW green field cogeneration project located in the state of Rio de Janeiro, Brazil. Based on the project’s failure to meet certain key milestones, the Company exercised its rights under the project agreements to sell its debt and equity interests in the project to the Company’s partner. In addition to exercising its put option, the Company wrote off its investment in shares of Termo Rio as well as capitalized start-up costs for a total charge of $3.3 million in 2002. The Company is in arbitration over the amount of compensation it is to receive for its interests in the project. Based on continued negotiations aimed at settling the case and the positions of the parties in the arbitration, the Company recorded an impairment charge of $6.4 million to reflect its investment interest at the amount expected to be recovered through a sale. On March 8, 2004, the arbitral tribunal decided most, but not all, of the issues in the Company’s favor. The final amount of the arbitral award to NRG Energy has not been conclusively determined and the parties may seek to modify or challenge the award. The Company believes it will recover the amount it has recorded on its consolidated balance sheet.

      Langage (UK) — During the third quarter of 2002, the Company reviewed the recoverability of its Langage assets pursuant to SFAS No. 144 and recorded a charge of $42.3 million. In August 2003, the Company closed on the sale of Langage to Carlton Power Limited resulting in net cash proceeds of approximately $1.5 million, of which $1.0 million was received in 2003 and $0.5 million during the first quarter of 2004, and a net gain of approximately $3.1 million.

      In addition to asset impairment charges, the Company incurred $6.5 million of financial and legal advisor fees and $1.4 million in severance costs associated with the combining and restructuring of various international functions during 2002.

      There were no restructuring and impairment charges for the period from December 6, 2003 to December 31, 2003 or for the year ended December 31, 2001.

7.	Inventory

      Inventory, which is valued at the lower of weighted average cost or market, consists of:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Fuel oil	$504	$210	$189
Coal	10,726	9,578	5,473
Spare parts	6,670	6,390	4,997

Total inventory	$17,900	$16,178	$10,659

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Notes Receivable

      Notes receivable consists primarily of fixed and variable rate notes secured by equity interests in partnerships and joint ventures. The notes receivable are as follows:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Notes receivables
Termo Rio, 19.5%(1)	$57,323	$57,323	$63,723

Notes receivable — nonaffiliates	57,323	57,323	63,723
Kladno Power (No. 1) B.V	—	—	2,442
Kladno Power (No. 2) B.V. notes to various affiliates, noninterest bearing	—	—	46,801
Saale Energie GmbH, indefinite maturity date, 4.75%-7.79%(2)	111,892	107,391	86,246
Other	21	21	19

Notes receivable — affiliates	111,913	107,412	135,508
Other
Saale Energie GmbH, due August 31, 2021, 13.88% (direct financing lease)(3)	451,449	435,045	366,418

	620,685	599,780	565,649
Less: Current maturities	64,720	64,720	51,730

	$555,965	$535,060	$513,919

(1)	See Note 6 — Restructuring and Impairment Charges for an explanation of the note receivable.

(2)	Saale Energie GmbH entered into a note receivable with Kraftwerke Schkopau GBR. Kraftwerke Schkopau GBR is an affiliate of the Company and a wholly owned subsidiary of NRG Energy,. The note was used to fund the initial capital contribution and project liquidity shortfalls during construction. The note is subject to repayment upon the disposition of the Schkopau power plant.

(3)	At December 31, 2003, expected cash payments for each of the five succeeding years is EUR 57.1 million (US$71.8 million) per year. See Note 13 — Long Term Debt and Capital Leases for further details concerning the direct financing lease.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Property, Plant and Equipment

      The major classes of property, plant and equipment were as follows:

				Predecessor
		Reorganized Company		Company
					Average
	Depreciable	December 31,	December 6,	December 31,	Remaining
	Lives	2003	2003	2002	Useful Life

	(In thousands of dollars)
Facilities and equipment	10-30 years	$323,837	$316,453	$308,866	19 years
Land and improvements		15,717	15,350	13,567
Office furnishings and equipment	3-15 years	2,081	2,061	1,518	3 years
Construction work in progress		118,056	113,593	30,480

Total property, plant and equipment		459,691	447,457	354,431
Accumulated depreciation		(1,467)	—	(33,683)

Property, plant and equipment, net		$458,224	$447,457	$320,748

10.	Investments Accounted for by the Equity Method

      The Company had investments in various international energy projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the Company has significant influence over operating and financial policies of the projects. Under this method, equity in the net income or losses of these projects, is reflected as equity in earnings of unconsolidated affiliates.

      A summary of certain of the Company’s more significant equity-method investments, which were in operation at December 31, 2003, is as follows:

		Economic
Name	Geographic Area	Interest

Gladstone Power Station	Australia	38%
Loy Yang Power A	Australia	25%
MIBRAG GmbH	Europe	50%
Enfield	Europe	25%
Scudder LA Power Fund I	Latin America	25%

      In addition the Company had a 30% economic interest in Kondapalli, which was purchased in 2001 and sold in 2003; a 44.5% economic interest in ECKG, which was purchased in 1995 and sold in 2003; a 50% economic interest in Collinsville Power Station, which was purchased in 1998 and sold in 2002; and a 26.3% interest in EDL, which was purchased in 1997 and sold in 2002.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Summarized financial information for investments in unconsolidated affiliates accounted for under the equity method is as follows:

	For the Period	For the Period
	from	from	For the Year Ended
	December 6, 2003	January 1, 2003	December 31,
	to	to
	December 31, 2003	December 5, 2003	2002	2001

	(In thousands of dollars)
Operating revenues	$98,990	$915,798	$993,543	$843,479
Costs and expenses	(96,342)	(1,000,974)	(896,588)	(798,015)

Net income (loss)	$2,648	$(85,176)	$96,955	$45,464

Current assets	$369,800	$378,422	$515,614	$571,807
Noncurrent assets	4,621,844	4,482,307	4,746,810	4,302,721

Total assets	$4,991,644	$4,860,729	$5,262,424	$4,874,528

Current liabilities	$779,580	$734,309	$680,512	$516,730
Noncurrent liabilities	3,524,886	3,450,667	3,227,514	3,116,346
Equity	687,178	675,753	1,354,398	1,241,452

Total liabilities and equity	$4,991,644	$4,860,729	$5,262,424	$4,874,528

The Company’s share of equity	$287,320	$283,478	$447,428	$421,012
The Company’s carrying value(2)	332,617	326,798	309,748	440,954
The Company’s share of net income(1)	1,707	61,900	49,297	56,922

(1)	Included in costs and expenses for the period ended December 5, 2003, was an impairment charge recorded at the Loy Yang Project Company for AUD$275.2 million (US$177.8 million). The Company reports impairment separately in write downs and losses on sales of equity method investments; consequently, the net loss amount for the total results of unconsolidated affiliates is negative while the Company’s equity in earnings of unconsolidated affiliates is positive.

(2)	In 2002, the Company’s carrying value was significantly lower than the Company’s share of equity due to the impairment of Loy Yang recorded by the Company of $111.4 million. See Note 5 — Write Downs and (Gains)/Losses on Sales of Equity Method Investments. In 2003, the Company’s carrying value was impacted by an additional impairment charge of $146.4 million related to Loy Yang, offset by unrealized gains recorded under SFAS No. 133 and movements in foreign currency exchange rates.

      The Company has ownership in three companies that were considered significant as defined by applicable SEC regulations as of December 31, 2003, Gladstone Power Station UJV (“Gladstone”), Mibrag GmbH (“Mibrag”) and Loy Yang Power (“Loy Yang”). The Company accounts for these investments using the equity method. These three businesses operate power generation facilities and are subject to the risks inherent to those businesses, including (but not limited to) fluctuations in prices for generated power and fuels used in the power generation process. These businesses attempt to mitigate such risks by primarily entering into long term delivery and supply agreements to the extent applicable as more fully described below.

      The Company owns a 37.5% interest in Gladstone, an unincorporated joint venture (“UJV”) which operates a 1,680 megawatt coal-fueled power generation facility in Queensland, Australia. The operations of

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the power generation facility are managed by the majority partner in the joint venture using employees of affiliates of the Company. Operating expenses incurred in connection with the operation of the facility are funded by each of the partners in proportion to their ownership interests. Coal is sourced from a mining operation owned and operated by the Company’s joint venture partners and other investors under a long term supply agreement. The Company and its joint venture partners receive a majority of their respective share of revenues directly from customers and are directly responsible and liable for project related debt, all in proportion to their ownership interests in the UJV. Power generated by the facility is sold on the national market under a long term agreement. The following tables summarize financial information for the Company’s interest in, and revenue and costs directly attributable to the Company’s investment in Gladstone unincorporated joint venture.

      Results of operations:

	For the Year Ended

	2003	2002	2001

	(In thousands of dollars)
Operating revenues	$73,696	$64,311	$60,895
Operating income	19,052	16,387	15,413
Net income	9,049	8,449	5,904

      Financial position:

	December 31,

	2003	2002

	(In thousands of dollars)
Current assets	$34,484	$21,952
Other assets	215,472	162,476

Total assets	$249,956	$184,428

Current liabilities	$22,970	$15,214
Other liabilities	146,864	116,984
Equity	80,122	52,230

Total liabilities and equity	$249,956	$184,428

      The Company also owns a 50% interest in Mibrag. Located near Leipzig, Germany, Mibrag owns and manages a coal mining operation, three lignite fueled power generation facilities and other related businesses. Approximately 50% of the power generated by Mibrag is used to support its mining operations, with the remainder sold to a German utility company. A portion of the coal from Mibrag’s mining operation is used to fuel the power generation facilities, but a majority of the mined coal is sold primarily to two major customers, including Schkopau, a subsidiary of the Company. A significant portion of the sales of Mibrag are made pursuant to long-term coal and energy supply contracts. The following tables summarize financial information for Mibrag, including interests owned by the Company and other parties for the periods shown below:

      Results of operations:

	For the Year Ended

	2003	2002	2001

	(In thousands of dollars)
Operating revenues	$400,952	$320,192	$279,095
Operating income	61,835	66,663	54,252
Net income	45,875	56,224	43,640

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Financial position:

	December 31,

	2003	2002

	(In thousands of dollars)
Current assets	$164,780	$204,257
Other assets	1,206,934	1,115,738

Total assets	$1,371,714	$1,319,995

Current liabilities	$23,198	$68,630
Other liabilities	1,031,606	947,151
Equity	316,910	304,214

Total liabilities and equity	$1,371,714	$1,319,995

      Until the completion of the sale of its interests in April 2004 (see Notes 5 and 23), the Company held a 25.4% equity interest in Loy Yang, a partnership which operates a 2,100 megawatt power generation facility and an adjacent coal mine in Victoria, Australia. The financial data shown below does not include the effect of impairment charges recorded of $146.3 million and $111.4 million recorded by the Company in 2003 and 2002, respectively (see Note 5). The following tables summarize financial information for Loy Yang, including interests owned by the Company and other parties for the periods shown below:

	For the Year Ended

	2003	2002	2001

	(In thousands of dollars)
Operating revenues	$382,561	$367,278	$313,937
Operating income	17,798	(76,962)	179,907
Net (loss) income	(160,206)	(427,971)	10,907

      Financial position:

	December 31,

	2003	2002

	(In thousands of dollars)
Current assets	$131,994	$163,504
Other assets	2,879,434	2,273,555

Total assets	$3,011,428	$2,437,059

Current liabilities	$705,715	$555,668
Other liabilities	2,156,718	1,628,286
Equity	148,995	253,105

Total liabilities and equity	$3,011,428	$2,437,059

11.	Asset Retirement Obligation

      SFAS No. 143, Accounting for Asset Retirement Obligations, requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

      The Company had previously recorded its asset retirement obligation and, as a result, the adoption of SFAS No. 143 on January 1, 2003, had no financial statement impact.

      Upon the acquisition of Flinders Power, in August 2000 (primarily the Northern Power Station, the Playford Power Station and the Leigh Creek mining operation), the Company recognized an obligation in the amount of $3.7 million as part of its opening balance sheet under purchase accounting related to an obligation to decommission these facilities at the end of their useful lives. Subsequently, the obligation has grown to $5.8 million at December 31, 2002, through periodic recognition of accretion expense, which was significantly impacted by movement in foreign currency exchange rates during 2003.

      The following represents the balances of the asset retirement obligation as of January 1, 2003, and related accretion for the period from January 1, 2003 to December 5, 2003, and for the period from December 6, 2003 to December 31, 2003, which is included in other long-term obligations in the consolidated balance sheet.

	Predecessor Company

	Beginning	Accretion for	Ending
	Balance	Period Ended	Balance
	January 1,	December 5,	December 5,
	2003	2003	2003

	(In thousands of dollars)
Australia	$5,834	$3,282	$9,116

	Reorganized Company

		Accretion for
	Beginning	Period	Ending
	Balance	December 6 to	Balance
	December 6,	December 31,	December 31,
	2003	2003	2003

	(In thousands of dollars)
Australia	$9,116	$322	$9,438

12.	Derivative Instruments and Hedging Activities

      On January 1, 2001, the Company has adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in the fair value of nonhedge derivatives will be immediately recognized in earnings. The criteria used to determine if hedge accounting treatment is appropriate are (a) the designation of the hedge to an underlying exposure, (b) whether or not the overall risk is being reduced and (c) if there is a high degree of correlation between the value of the derivative instrument and the underlying obligation. Formal documentation of the hedging relationship, the nature of the underlying risk, the risk management objective, and the means by which effectiveness will be assessed is created at the inception of the hedge. Changes in fair values of derivatives accounted for as hedges will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income, (“OCI”) until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative instrument’s change in fair value will be immediately recognized in earnings. The Company also formally assesses both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. This assessment includes all components of each derivative’s gain or loss unless otherwise noted. When it is determined that a derivative ceases to be a highly effective hedge, hedge accounting is discontinued.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      SFAS No. 133 applies to the Company’s long-term power sales contracts, long-term fuel purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. SFAS No. 133 also applies to various interest rate swaps used to mitigate the risks associated with movements in interest rates and foreign exchange contracts to reduce the effect of fluctuating foreign currencies on foreign denominated investments and other transactions. At December 31, 2003, the Company had commodity contracts extending through December 2018.

      The adoption of SFAS No. 133 on January 1, 2001, resulted in the after tax unrealized gain/ loss of $14.7 million recorded to OCI related to previously deferred net gains/ losses on derivatives designated as cash flow hedges. In addition, the Company did not record any amount in its statement of operation as a cumulative effect of the change in accounting for derivative financial instruments.

Derivative Financial Instruments

Foreign Currency Exchange Rates

      At December 31, 2003, December 6, 2003 and December 31, 2002, neither the Company nor its consolidating subsidiaries had any outstanding foreign currency exchange contracts.

Interest Rates

      At December 31, 2003, December 6, 2003 and December 31, 2002, the Company’s consolidating subsidiaries had various interest-rate swap agreements with combined notional amounts of $154.9 million, $137.9 million and $109.4 million, respectively. These contracts are used to manage the Company’s exposure to changes in interest rates. If these swaps had been terminated at December 31, 2003, December 6, 2003 and December 31, 2002, the Company would have owed the counter-parties $4.3 million, $4.4 million and $8.7 million, respectively.

Energy Related Commodities

      At December 31, 2003, December 6, 2003 and December 31, 2002, the Company had various energy related commodities financial instruments with combined notional amounts of $516.9 million, $504.8 million and $395.7 million, respectively. These financial instruments take the form of fixed price, floating price or indexed sales or purchases, options, such as puts or calls, basis transactions and swaps. These contracts are used to manage the Company’s exposure to commodity price variability in electricity and natural gas, oil and coal used to meet fuel requirements. If these contracts were terminated at December 31, 2003, December 6, 2003 and December 31, 2002, the Company would have paid $46.4 million, $40.0 million and $33.5 million, to counter-parties, respectively.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Income

      The following table summarizes the effects of SFAS No. 133 on the Company’s other comprehensive income balance as of December 31, 2003:

	Reorganized Company

	Energy	Interest	Foreign
Gains (Losses)	Commodities	Rate	Currency	Total

	(In thousands of dollars)
Accumulated OCI balance at December 6, 2003	$—	$—	$—	$—
Mark to market of hedge contracts	(2,319)	43	125	(2,151)

Accumulated OCI balance at December 31, 2003	$(2,319)	$43	$125	$(2,151)

Losses expected to unwind from OCI during next 12 months	$(980)	$(100)	$—	$(1,080)

      During the period ended December 31, 2003, the Company recorded a loss in OCI of approximately $2.2 million related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 as of December 31, 2003, was an unrecognized loss of approximately $2.2 million. The Company expects $1.1 million of deferred net losses on derivative instruments accumulated in OCI to be recognized in earnings during the next twelve months.

      The following table summarizes the effects of SFAS No. 133 on the Company’s other comprehensive income balance as of December 6, 2003:

	Predecessor Company

	Energy	Interest	Foreign
Gains (Losses)	Commodities	Rate	Currency	Total

	(In thousands of dollars)
Accumulated OCI balance at January 1, 2003	$99,448	$(46,586)	$290	$53,152
Unwound from OCI during period
Due to forecasted transactions probable of no longer occurring	—	32,025	—	32,025
Due to unwinding of previously deferred amounts	(79,745)	5,750	—	(73,995)
Mark to market of hedge contracts	41,271	4,335	(495)	45,111

Accumulated OCI balance at December 5, 2003	60,974	(4,476)	(205)	56,293
Push down accounting adjustment	(60,974)	4,476	205	(56,293)

Accumulated OCI balance at December 6, 2003	$—	$—	$—	$—

      During the period from January 1, 2003 to December 5, 2003, the Company reclassified losses of $32.0 million from OCI to current-period earnings as a result of the discontinuance of cash flow hedges due to liquidity problems at Loy Yang. These liquidity problems made it probable that the original forecasted transaction would not occur by the end of the originally specified time period. Additionally, gains of $74.0 million were reclassified from OCI to current period earnings during the period ended December 5, 2003, due to the unwinding of previously deferred amounts. These amounts are recorded on the same line in the statement of operations in which the hedged items are recorded. Also during the period from January 1, 2003 to December 5, 2003, the Company recorded a gain in OCI of approximately $45.1 million related to changes in the fair values of derivatives accounted for as hedges. As of December 5, 2003, the Company made adjustments for push down accounting, resulting in a write-off of net gains recorded in OCI of $56.3 million.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the effects of SFAS No. 133 on the Company’s other comprehensive income balance at December 31, 2002:

	Predecessor Company

	Energy	Interest	Foreign
Gains (Losses)	Commodities	Rate	Currency	Total

	(In thousands of dollars)
Accumulated OCI balance at December 31, 2001	$87,736	$(58,232)	$—	$29,504
Unwound from OCI during period
Due to forecasted transactions probable of no longer occurring	—	8,611	—	8,611
Due to termination of hedged items by counterparty	(6,130)	—	—	(6,130)
Due to unwinding of previously deferred amounts	(29,490)	14,248	—	(15,242)
Mark to market of hedge contracts	47,332	(11,213)	290	36,409

Accumulated OCI balance at December 31, 2002	$99,448	$(46,586)	$290	$53,152

      During the year ended December 31, 2002, the Company reclassified losses of $8.6 million from OCI to current-period earnings as a result of the discontinuance of cash flow hedges because it is probable that the original forecasted transactions will not occur by the end of the originally specified time period. Also, gains of $6.1 million were reclassified from OCI to current period earnings due to the hedge items being terminated by the counterparties. Additionally, gains of $15.2 million were reclassified from OCI to current period earnings during the year ended December 31, 2002, due to the unwinding of previously deferred amounts. These amounts are recorded on the same line in the statement of operations in which the hedged items are recorded. Also during the year ended December 31, 2002, the Company recorded a gain in OCI of approximately $36.4 million related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 at December 31, 2002, was an unrecognized gain of approximately $53.2 million.

Statement of Operations

      The following tables summarize the effects of SFAS No. 133 on the Company’s consolidated statement of operations for the period from December 6, 2003 through December 31, 2003:

	Reorganized Company

	Energy	Interest
Gains (Losses)	Commodities	Rate	Total

	(In thousands of dollars)
Revenue	$(396)	$—	$(396)
Cost of operations	—	—	—
Equity in earnings of unconsolidated subsidiaries	(637)	7	(630)
Interest expense	—	—	—

Total statement of operations impact before tax	$(1,033)	$7	$(1,026)

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following tables summarize the effects of SFAS No. 133 on the Company’s consolidated statement of operations for the period from January 1, 2003 through December 5, 2003:

	Predecessor Company

	Energy	Interest
Gains (Losses)	Commodities	Rate	Total

	(In thousands of dollars)
Revenue	$—	$—	$—
Cost of operations	8,586	—	8,586
Equity in earnings of unconsolidated subsidiaries	4,059	14,963	19,022
Interest expense	—	—	—

Total statement of operations impact before tax	$12,645	$14,963	$27,608

      The following tables summarize the effects of SFAS No. 133 on the Company’s consolidated statement of operations for the year ended December 31, 2002:

	Predecessor Company

	Energy	Interest
Gains (Losses)	Commodities	Rate	Total

	(In thousands of dollars)
Revenue	$—	$—	$—
Cost of operations	(6,891)	—	(6,891)
Equity in earnings of unconsolidated subsidiaries	(1,426)	(970)	(2,396)
Interest expense	—	—	—

Total statement of operations impact before tax	$(8,317)	$(970)	$(9,287)

      The following table summarizes the effects of SFAS No. 133 on the Company’s consolidated statement of operations for the year ended December 31, 2001:

	Predecessor Company

	Energy	Interest
Gains (Losses)	Commodities	Rate	Total

	(In thousands of dollars)
Revenue	$—	$—	$—
Cost of operations	(2,644)	—	(2,644)
Other income	—	—	—
Equity in earnings of unconsolidated subsidiaries	5,467	(805)	4,662

Total statement of operations impact before tax	$2,823	$(805)	$2,018

Energy Related Commodities

      The Company is exposed to commodity price variability in electricity and natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, the Company enters into financial instruments, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. Certain of these transactions have been designated as cash flow hedges. The Company has accounted for these derivatives by recording the effective portion of the cumulative gain or loss on the derivative instrument as a component of OCI in member’s equity. The Company recognizes deferred gains and losses into earnings in the same period or periods during which the hedged transaction affects earnings. Such reclassifications are included on the same line of the consolidated statement of operations in which the hedged item is recorded.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      No ineffectiveness was recognized on commodity cash flow hedges during the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001.

      The Company’s pre-tax earnings for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, were affected by an unrealized loss of $1.0 million, an unrealized gain of $12.6 million, an unrealized loss of $8.3 million and an unrealized gain of $2.8 million, respectively, associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

      During the period from December 6, 2003 to December 31, 2003 and the period from January 1, 2003 to December 5, 2003, gains of $0 and $79.7 million, respectively, were reclassified from OCI to current-period earnings. During the year ended December 31, 2002, the Company reclassified gains of $35.6 million from OCI to current-period earnings. As of December 5, 2003, the Company made adjustments for the application of push down accounting. These push down accounting adjustments resulted in a write-off of net gains recorded in OCI of $61 million on energy related derivative instruments accounted for as hedges. The Company expects to reclassify an additional $1.0 million of deferred losses to earnings during the next twelve months on energy related derivative instruments accounted for as hedges.

Interest Rates

      To manage interest rate risk, the Company has entered into interest-rate swaps that effectively fix the interest payments of certain floating rate debt instruments. Interest-rate swap agreements are accounted for as cash flow hedges. The effective portion of the cumulative gain or loss on the derivative instrument is reported as a component of OCI in member’s equity and recognized into earnings as the underlying interest expense is incurred. Such reclassifications are included on the same line of the consolidated statement of operations in which the hedged item is recorded.

      No ineffectiveness was recognized on interest rate cash flow hedges during the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, or for the years ended December 31, 2002 and 2001.

      The Company’s pre-tax earnings for the period from December 6, 2003 to December 31, 2003 and for the period from January 1, 2003 through December 5, 2003, were affected by an unrealized gain of $0 and $14.9 million, respectively, associated with changes in the fair value of interest rate derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

      The Company’s pre-tax earnings for the years ended December 31, 2002 and 2001, were decreased by an unrealized loss of $1.0 million and $0.8 million, respectively, associated with changes in the fair value of interest rate derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

      During the period from December 6, 2003 to December 31, 2003 and the period from January 1, 2003 to December 5, 2003, losses of $0 and $37.8 million, respectively, were reclassified from OCI to current-period earnings. During the year ended December 31, 2002, the Company reclassified losses of $22.9 million from OCI to current-period earnings. As of December 5, 2003, the Company made adjustments for the application of push down accounting. These push down accounting adjustments resulted in a write-off of net losses recorded in OCI of $4.5 million on interest rate swaps accounted for as hedges. The Company expects to reclassify an additional $0.1 million of deferred losses to earnings during the next twelve months on interest rate swaps accounted for as hedges.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Long-Term Debt and Capital Leases

      Long-term debt and capital leases consist of the following:

			Reorganized Company
							Predecessor
							Company
			December 31, 2003		December 6, 2003
							December 31,
	Stated	Effective		Fair Value		Fair Value	2002
	Rate	Rate	Principal	Adjustment	Principal	Adjustment	Principal

	Percent		(In thousands of dollars)
Flinders Power Partnership September 2012	(1)	6%	$187,668	$10,632	$185,825	$10,434	$98,276
NRG International Inc.	—	(2)	10,664	—	10,664	—	35,051

Long-term debt affiliates			198,332	10,632	196,489	10,434	133,327

Saale Energie GmbH, Schkopau capital lease, due 2021	—	(3)	342,470	—	318,359	—	333,929

Long-term debt nonaffiliates			342,470	—	318,359	—	333,929

			540,802	10,632	514,848	10,434	467,256
Less: Current maturities			86,608	—	72,137	—	61,560

			$454,194	$10,632	$442,711	$10,434	$405,696

(1)	Rates range from 2.93% to 6.34%.

(2)	Non-interest bearing debt.

(3)	Effective rate of capital lease was 12.7% for the Predecessor Company and 11% for the Reorganized Company.

      At December 31, 2003, the Company has timely made scheduled payments on interest and/or principal on all of its debt and was not in default under any of the Company’s debt instruments.

      In December 2003, the Company entered into a note payable in the amount of $10.7 million with NRGenerating Holdings No. 21 BV, an indirect wholly owned subsidiary of NRG Energy and an affiliate of the Company, in connection with the sale of the Company’s 100% ownership interest in Sterling Luxembourg (No. 4) S.a.r.L. (see Note 21 — Related Party Transactions). The note is payable on demand.

Project Financings

Flinders Power

      In September 2000, Flinders Power Finance Pty Ltd (“Flinders Finance”) an indirect wholly owned subsidiary of NRG Energy and an affiliate of the Company, entered into a twelve-year AUD$150 million cash advance facility (US$81.4 million at September 2000). At December 31, 2003, December 6, 2003 and December 31, 2002, there remains AUD$135.0 million (US$101.6 million), AUD$135.0 million (US$99.3 million) and AUD$143.4 million (US$80.5 million) outstanding under this facility, respectively. The interest has a fixed margin and variable base component. At December 31, 2003, December 6, 2003 and

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002, the interest rate was 7.53%, 7.53% and 6.49%, respectively, and is paid semi-annually. Principal payments commence in 2006 and the facility will be fully paid in 2012.

      In March 2002, Flinders Finance entered into a 10-year AUD$165 million (US$85.4 million at March 2002) floating rate loan facility for the purpose of refurbishing the Flinders Playford generating station. As of December 31, 2003, December 6, 2003 and December 31, 2002, the Company had drawn AUD$114.3 million (US$86.0 million), AUD$114.3 million (US$86.5 million) and AUD$33.3 million (US$18.7 million), respectively, of this facility. The interest rate has a fixed margin and variable base component. The interest rate at December 31, 2003, December 6, 2003 and December 31, 2002, was 7.03%, 7.03% and 6.14%, respectively, and is paid semi-annually. Principal payments for the refurbishment facility commence in 2005. Upon the Company’s downgrades in 2002, there existed a potential default under these facility agreements related to the funding of reserve accounts. On May 13, 2003, Flinders Finance and its lenders entered into a Second Supplemental Deed, which resolved these potential defaults. As part of the terms of that Second Supplemental Deed, part of the refurbishment facility was voluntarily cancelled by Flinders Finance so as to reduce the total available commitment from AUD$165 million to AUD$137 million (US$103.1 million).

      In addition, Flinders Finance has an AUD$20 million (US$15 million) working capital facility, of which AUD$11.2 million (US$8.2 million) is reserved as support for potential calls on performance guarantees. Nothing has been drawn under this facility at December 31, 2003, December 6, 2003 and December 31, 2002.

      All drawn funds under the above mentioned facilities and bank loans are lent to Flinders Power by Flinders Finance through project loan agreements. The terms and conditions are identical to the agreements with the third parties.

Saale Energie GmbH

      In connection with the purchase of PowerGen’s (third party owner) interest in Saale Energie GmbH (“SEG”), which then became a subsidiary of the Company, SEG entered into two agreements which qualify to be treated as capital lease agreements (a) the “Agreement on the Surrender of the Use and Benefit” (“U&B”) between SEG and Kraftwerke Schkopau GbR (“Schkopau”) and (b) the Power Supply Contract (“PPA”) between SEG and Vattenfall Europe A.G. (“VEAG”). Both contracts transfer substantially all of the benefits and risks of ownership of the share in the power plant from Schkopau to SEG and finally to VEAG. The power supply contract is not simply a service contract, but rather a lease contract, because SEG sells 100% of the capacity in its share of the power plant over 25 years (which is more than 83% of the useful life of the power plant) to VEAG. The U&B contract is accounted for as a long-term lease obligation in the consolidated financial statements. The PPA is accounted for as a direct financing lease with a note receivable in the consolidated financial statements. The Company has recognized a nonrecourse capital lease on the consolidated balance sheet in the amount of $342.5 million, $318.4 million and $333.9 million at December 31, 2003, December 6, 2003 and December 31, 2002, respectively. The capital lease obligation is recorded at the net present value of the minimum lease obligation payable over the lease’s remaining period of 19 years. In addition, a direct financing lease was recorded in notes receivable in the amount of approximately $451.4 million, $435.0 million and $366.4 million as of December 31, 2003, December 6, 2003 and December 31, 2002, respectively.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Annual maturities of long-term debt and capital leases for the years ending after December 31, 2003, are as follows:

(In thousands of dollars)
2004	$86,608
2005	87,872
2006	56,294
2007	46,613
2008	41,776
Thereafter	221,639

$540,802

      Future minimum lease payments for capital leases included above at December 31, 2003, are as follows:

(In thousands of dollars)
2004	$100,675
2005	103,615
2006	65,882
2007	52,654
2008	44,947
Thereafter	233,298

Total minimum obligations	601,071
Interest	258,601

Present value of minimum obligations	342,470
Current portion	75,944

Long-term obligations	$266,526

14.	Financial Instruments

      The estimated fair values of the Company’s recorded financial instruments are as follows:

	Reorganized Company				Predecessor Company

	December 31, 2003		December 6, 2003		December 31, 2002

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

	(In thousands of dollars)
Cash and cash equivalents	$127,020	$127,020	$125,914	$125,914	$192,862	$192,862
Restricted cash	45,874	45,874	44,802	44,802	17,214	17,214
Notes receivable, including current portion	620,685	620,685	599,780	599,780	565,649	565,649
Long-term debt and capital leases, including current portion	551,434	551,434	525,282	525,282	467,256	467,256

      For cash and cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable is based on expected future cash flows discounted at market interest rates. The fair value of long-term debt is estimated based on a present value method using current interest rates for similar instruments with equivalent credit quality.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Segment Reporting

      The Company conducts its business within two reportable operating segments — Power Generation Australia and Power Generation — Europe. These reportable segments are distinct components with separate operating results and management structures in place.

      For the period from December 6, 2003 to December 31, 2003:

	Reorganized Company
	Power Generation

	Australia	Europe	Total

	(In thousands of dollars)
Operations
Operating revenues	$24,733	$(1,375)	$23,358
Operating costs	22,658	(3,904)	18,754
Depreciation and amortization	1,480	(5)	1,475
General and administrative expenses	297	696	993
Other expense (income)	1,359	(1,798)	(439)
Equity in earnings in unconsolidated affiliates	997	710	1,707
Income tax (benefit) expense	(267)	1,063	796
Net income from continuing operations	203	3,283	3,486
Net loss from discontinued operations	—	(222)	(222)
Net income	203	3,061	3,264

Balance sheet
Investment in projects	136,129	196,488	332,617
Total assets	1,054,301	722,724	1,777,025

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the period from January 1, 2003 to December 5, 2003:

	Predecessor Company
	Power Generation

	Australia	Europe	Total

	(In thousands of dollars)
Operations
Operating revenues	$152,841	$118,824	$271,665
Operating costs	110,271	102,646	212,917
Depreciation and amortization	15,708	139	15,847
General and administrative expenses	3,725	5,553	9,278
Restructuring and impairment charges	—	3,929	3,929
Other expense (income)	17,282	(10,704)	6,578
Equity in earnings in unconsolidated affiliates	30,364	31,536	61,900
Write downs and gains (losses) on sales of equity method investments	(146,354)	7,983	(138,371)
Income tax expense (benefit)	(240)	11,603	11,363
Net (loss) income from continuing operations	(109,895)	45,177	(64,718)
Net income from discontinued operations	—	169,183	169,183
Net (loss) income	(109,895)	214,360	104,465

Balance sheet
Investment in projects	131,864	194,934	326,798
Total assets	693,752	1,044,295	1,738,047

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the year ended December 31, 2002:

	Predecessor Company
	Power Generation

	Australia	Europe	Total

	(In thousands of dollars)
Operations
Operating revenues	$172,547	$107,203	$279,750
Operating costs	155,270	81,108	236,378
Depreciation and amortization	14,794	206	15,000
General and administrative expenses	2,360	7,464	9,824
Restructuring and impairment charges	13,382	40,119	53,501
Other expense (income)	12,536	(13,006)	(470)
Equity in earnings in unconsolidated affiliates	8,692	40,605	49,297
Write downs and losses on sales of equity method investment	(139,146)	—	(139,146)
Income tax (benefit) expense	(2,885)	16,628	13,743
Net gain/(loss) from continuing operations	(153,364)	15,289	(138,075)
Net loss from discontinued operations	—	(553,008)	(553,008)
Net loss	(153,364)	(537,719)	(691,083)

Balance sheet
Investment in projects	67,299	242,449	309,748
Total assets	482,478	1,652,139	2,134,617

      For the year ended December 31, 2001:

	Predecessor Company
	Power Generation

	Australia	Europe	Total

	(In thousands of dollars)
Operations
Operating revenues	$214,817	$70,305	$285,122
Operating costs	181,459	53,559	235,018
Depreciation and amortization	14,535	239	14,774
General and administrative expenses	1,573	12,828	14,401
Other expense (income)	14,305	(12,548)	1,757
Equity in earnings in unconsolidated affiliates	8,500	48,422	56,922
Income tax expense	6,354	9,686	16,040
Net income from continuing operations	5,091	54,963	60,054
Net income from discontinued operations	—	40,276	40,276
Net income	5,091	95,239	100,330

16.	Income Taxes

      Segments of the Company are included in the consolidated tax return filings as a wholly owned direct held subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal, state and international tax provisions as if the Company had prepared separate filings. An income tax provision has been established on the accompanying financial statements as of the earliest period presented in

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

order to reflect income taxes as if the Company filed its own tax return. The Company’s parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries nor has it historically pushed down or allocated income taxes to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. The Company operates in various international jurisdictions through its subsidiaries and affiliates and incurs income tax liabilities (assets) under the applicable tax laws and regulations. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent. The cumulative effect of recording an income tax provision (benefit) and deferred taxes resulted in recording as of December 31, 2000, a net deferred tax liability of $26.5 million and a reduction to members’ equity of $26.5 million.

      The provision (benefit) for income taxes consists of the following:

	Reorganized
	Company	Predecessor Company

	For the Period	For the Period
	from	from	For the Years Ended
	December 6, 2003	January 1, 2003	December 31,
	to	to
	December 31, 2003	December 5, 2003	2002	2001

	(In thousands of dollars)
Current
U.S. — Federal	$—	$—	$250	$1,748
Foreign	1,283	10,985	12,227	5,332

	1,283	10,985	12,477	7,080
Deferred
U.S. — Federal	—	—	1,016	—
Foreign	(487)	378	250	8,960

	(487)	378	1,266	8,960

Total income tax (benefit) expense	$796	$11,363	$13,743	$16,040

      The pre-tax income (loss) between U.S. and foreign was as follows:

	Reorganized
	Company	Predecessor Company

	For the Period	For the Period
	from	from	For the Years Ended
	December 6, 2003	January 1, 2003	December 31,
	to	to
	December 31, 2003	December 5, 2003	2002	2001

	(In thousands of dollars)
U.S.	$28	$(2,597)	$(284)	$2,804
Foreign	4,254	(50,758)	(124,048)	73,290

	$4,282	$(53,355)	$(124,332)	$76,094

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the net deferred income tax liabilities were:

	Reorganized Company				Predecessor Company

	December 31, 2003		December 6, 2003		December 31, 2002

	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign

	(In thousands of dollars)
Deferred tax liabilities
Difference between book and tax basis of property	$—	$361,888	$—	$355,768	$—	$240,907
Net unrealized gains on mark to market transactions	—	13,215	—	14,868	—	9,301

Total deferred tax liabilities	—	375,103	—	370,636	—	250,208
Deferred tax assets
Difference between book and tax basis of contracts	—	24,717	—	23,471	—	19,806
Tax loss carryforwards	2,648	337,614	2,640	337,614	1,453	231,668
Investments in projects	1,487	—	1,487	—	580	—
Other	—	—	—	—	654	—

Total deferred tax assets (before valuation allowance)	4,135	362,331	4,127	361,085	2,687	251,474
Valuation allowance	(4,135)	(152,357)	(4,127)	(152,357)	(2,687)	(112,075)

Net deferred tax assets	—	209,974	—	208,728	—	139,399

Net deferred tax liabilities	$—	$165,129	$—	$161,908	$—	$110,809

      The net deferred tax liabilities (assets) consists of:

			Predecessor
	Reorganized Company		Company

	December 31, 2003	December 6, 2003	December 31, 2002

	(In thousands of dollars)
Current deferred tax liabilities (assets)	$(754)	$—	$—
Noncurrent deferred tax liabilities (assets)	165,883	161,908	110,809

Net deferred tax liabilities (assets)	$165,129	$161,908	$110,809

      As of December 31, 2003 the Company had net operating losses related to Australia ($724.4 million), Netherlands ($348.7 million), and the U.S. ($6.4 million). The tax effected foreign loss carryforwards recorded related to these gross net operating losses were Australia ($217.3 million), Netherlands ($120.3 million), and the U.S. ($2.6 million). The carryforward net operating losses have an indefinite life except for the U.S. portion which will expire in 20 years.

      Management assesses the need for a valuation allowance based on SFAS No. 109 criteria that deferred tax assets must be reduced by a valuation allowance if, based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized. Given the Company’s history of operating losses, it is management’s assessment that deferred tax assets have been reduced to the amount that is more likely than not to be realized by the establishment of the valuation allowance. As of December 31, 2003 a significant portion of the valuation allowance related to the Loy Yang Project which was sold in April 2004. This project had net deferred tax assets of $150.1 million related to net operating losses that

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

were fully reserved for. The Loy Yang Project’s valuation allowance was split between the following jurisdictions: Netherlands ($95.8 million) and Australia ($54.2 million).

      The fluctuations in the valuation allowance between the periods shown above was primarily due to the change in the Loy Yang’s Project’s deferred tax assets.

      The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Reorganized
	Company		Predecessor Company

	For the		For the
	Period from		Period from
	December 6,		January 1,
	2003 to		2003 to		For the Years Ended December 31,
	December 31,		December 5,
	2003		2003		2002		2001

	(In thousands of dollars)
Income (loss) before taxes	$4,282		$(53,355)		$(124,332)		$76,094

Tax at 35%	1,498	35.0%	(18,674)	35.0%	(43,517)	35.0%	26,633	35.0%
State taxes (net of federal benefit)	—	0.0%	—	0.0%	(41)	0.0%	227	0.3%
Foreign tax	(583)	(13.6)%	29,758	(55.8)%	54,007	(43.4)%	(11,550)	(15.2)%
Other	(119)	(2.8)%	279	(0.5)%	3,294	(2.7)%	730	1.0%

Income tax expense	$796	18.6%	$11,363	(21.3)%	$13,743	(11.1)%	$16,040	21.1%

      At December 31, 2003, NRG Energy’s management intends to indefinitely reinvest the earnings from its foreign operations. Accordingly, U.S. income taxes and foreign withholding taxes were not provided on the earnings from the foreign subsidiaries. For the periods ending December 31, 2003, December 5, 2003 and December 31, 2002, no U.S. income tax benefit was provided on the cumulative amount of losses from the Company of $387.5 million, $438.4 million and $341.7 million, respectively. At December 31, 2001, the Company had not provided U.S. income taxes and foreign withholding taxes on $345.0 million of cumulative earnings from the foreign subsidiaries.

17.	Benefit Plans and Other Postretirement Benefits

Flinders Power Retirement Plan

      Employees of Flinders Power, a wholly owned subsidiary of the Company, are members of the multiemployer Electricity Industry Superannuation Schemes, (“EISS”) Members of the EISS make contributions from their salary and the EISS Actuary makes an assessment of the Company’s liability. As a result of the adoption of Push Down accounting, the Company recorded a liability of approximately $13.8 million at December 6, 2003, to record its accumulated benefit obligation plan assets on the consolidated balance sheet at fair value. The consolidated balance sheet includes a liability related to the Flinders retirement plan of $13.7 million, $13.8 million and $12.3 million at December 31, 2003, December 6, 2003 and December 31, 2002, respectively. Flinders Power made contributions of $0, $4.5 million and $5.8 million for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the year ended December 31, 2002, respectively.

      The Superannuation Board is responsible for the investment of Scheme assets. The assets may be invested in government securities, shares, property and a variety of other securities and the Board may appoint professional investment managers to invest all or part of the assets on its behalf.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Commitments and Contingencies

Operating Lease Commitments

      The Company leases certain of its facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2008. Rental expense under these operating leases was $0 for the period from December 6, 2003 to December 31, 2003, $0.5 million for the period from January 1, 2003 to December 5, 2003, and $0 for the years ended December 31, 2002 and 2001, respectively. Future minimum lease commitments under these leases for the years ending after December 31, 2003, are as follows:

(In thousands of dollars)
2004	$1,258
2005	1,213
2006	1,019
2007	891
2008	365
Thereafter	—

$4,746

Legal Issues

Matra Powerplant Holding B.V.

      Matra Powerplant Holding B.V. (“Matra”) is presently involved in a dispute with the Dutch tax commissioner. For the tax years from 1998 until 2001, NRGenerating International B.V. indirectly (through Kladno Power (No. 2) B.V. and Entrade Holdings B.V.) held 50% of the issued and outstanding shares in the capital of Matra. The shareholders of Matra granted interest-free loans to Matra in reliance upon a favorable tax ruling granted to NRGenerating International B.V. in 1994.

      The tax commissioner now has asserted that the loans constitute capital contributions (so-called shareholders’ loans) and thereby has challenged the imputed interest deductions of Matra in the subsequent years.

      Accordingly, the tax commissioner has issued the following statutory notices of deficiency (“SND”) and tax assessments (“TA”):

1998 SND	Corporate Income Tax 35%	USD	$496,510
1998 SND	Capital Duty 1%	EUR	279,156
2001 TA	Corporate Income Tax 35%	USD	$1,451,088

      The Company has filed appeals against the SND and TA. For the 1998 corporate income tax SND, the tax commissioner has to prove that a new fact justifies the SND. This is not required for the 1998 capital duty SND or the 2001 corporate income TA. At this time, the Company cannot estimate the likelihood of success regarding these claims.

Threatened claims against the Company’s subsidiaries relating to the funding of several projects, realized by way of (informal) capitalization

      The Dutch tax commissioner has asserted that the capitalization of some of the Company’s subsidiaries was basically intended to avoid capital duty in The Netherlands, which could constitute abuse of law (“fraus legis”). In the Company’s correspondence with the tax commissioner, the Company made clear that there were other substantial commercial reasons to use these specific structures, including avoidance of currency exchange gains and/or capital duty in Luxembourg and/or other reasons.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax commissioner has not yet responded to the Company’s latest response sent to the commission on May 21, 2001.

      The threatened respective amounts of capital duty are:

(a) NRGenerating International B.V.: AUD$1,569,366 and AUD$3,784,670, UK pounds 1,080,000 and UK pounds 155,294;

(b) NRGenerating Holdings (No. 15) B.V.: UK pounds 900,000; and

(c) NRGenerating Holdings (No. 20) B.V.: US$1.

      No prediction of the likelihood of an unfavorable outcome can be made at this time.

NRGenerating Holdings (No. 4) B.V. and Gunwale B.V.

      In the years 1999 and 2000, Gunwale B.V. was part of a transaction intended to recapitalize NRGenerating Holdings (No. 4) B.V. The Company has asserted that these transactions were structured so as to mitigate currency exchange risk and for other substantial commercial reasons. The tax commissioner has issued statutory notices of deficiency for both NRGenerating Holdings (No. 4) B.V. and Gunwale B.V., arguing that asserted exemptions do not apply and that duty should have been paid under prevailing law. The threatened amount of capital duty due would amount to approximately EUR 235,943 for the year 1999 and EUR 1,325,334 for the year 2000.

      Objections to these notices have been filed by Dutch counsel for the buyer, Grant Energy Alliance Corporation, of NRGenerating Holdings (No. 4) B.V. and Gunwale B.V.

      Although both companies were sold in April 2004 as part of the sale of Loy Yang, and therefore are no longer held by any of the Company’s affiliates, under the share sale agreement, the Company still could become indirectly liable for the subject capital duty, should the buyer exercise a put-option for a predetermined price respective to the shares in Gunwale B.V.

Matra Powerplant Holding B.V.

      The Dutch tax commissioner appears to have treated Matra’s taxable income for 1999 in a manner inconsistent with the commissioner’s treatment of Matra’s taxable income for 1998 and 2001, as referenced above. In the event the commissioner were to later assert that it clearly erred in its 1999 treatment, the commissioner could issue a new SND, subject to demonstrating that the taxpayer should have been aware of this error and the existence of a new fact to support the new SND. Should the tax commissioner issue a new SND for 1999, the Company believes the assessment could exceed US$1.2 million.

Contractual Commitments

Flinders Power

      Upon the acquisition of Flinders Power in August 2000, the South Australian Government assigned money losing contracts with Osborne Power Plant (“OCPL”) to Flinders Power. The Osborne plant has a nameplate capacity of 180 MW, notionally comprising baseload capacity of 134 MW, surplus baseload capacity of 7 MW and peaking capacity of 39 MW. Under its power purchase agreement with the owner of the OCPL, Flinders Power purchases electricity from OCPL and bids that electricity into the National Electricity Market (“NEM”). Under a separate gas sale agreement, Flinders Power also supplies OCPL with gas. Flinders Power is supplied with that gas under a contract with Terra Gas Trader (“TGT”). These contracts are derivatives that do not qualify for hedge accounting treatment in accordance with SFAS No. 133. See Note 12 — Derivative Instruments and Hedging Activities.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      TGT is owned by Tarong Energy (a Queensland Government owned corporation). Both Flinders Power’s purchases of electricity from OCPL and supply of gas to OCPL are at a loss. These contracts are accounted for as derivatives and reflected accordingly in the consolidated financial statements of the Company.

19.	Guarantees

      In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee.

      In connection with the application of push down accounting, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of those guarantees. Each guarantee was reviewed for the requirement to recognize a liability at inception. As a result, the Company was not required to record any liabilities.

      On December 23, 2003, the Company’s parent, NRG Energy, issued $1.25 billion of 8% Second Priority Notes, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

      NRG Energy’s payment obligations under the notes and all related Parity Lien Obligations are guarantees on an unconditional basis by each of NRG Energy’s current and future restricted subsidiaries, of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future parity lien debt, by security interest in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

      The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/
	Maximum		Expiration
	Exposure	Nature of Guarantee	Date	Triggering Event

	(In thousands of dollars)
NRG Energy Second Priority Notes due 2013	$1,753,000	Obligations under credit agreement	2013	Nonperformance

20.	Sales to Significant Customers

      For the period from December 6, 2003 to December 31, 2003, the Company derived approximately 40% of total revenues from one customer, Vattenfall Europe A.G. (“VEAG”). For the period from January 1, 2003 to December 5, 2003, sales to the same customer, VEAG, accounted for 34% of total revenues. During 2002 and 2001, the sales to VEAG accounted for 31% and 22%, respectively, of total revenues.

21.	Related Party Transactions

      In December 2003, the Company sold 100% of its outstanding shares of Sterling Luxembourg (No. 4) S.a.r.L. (“Sterling”) which held an interest in Itiquira S.A., COBEE, Flinders Finance and several dormant

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

holding companies. Fifty percent of the total outstanding shares of Sterling were sold to NRG Latin America, Inc., a wholly owned subsidiary of NRG Energy and an affiliate of the Company, for $3 million, satisfied through a reduction of NRG Latin America, Inc.’s receivable from the Company. The remaining 50% of the total outstanding shares were sold to NRG Energy for $3 million, which consisted of a dividend distribution of one dollar, plus settlement of a payable to NRG Energy of $3 million. As part of this transfer of assets to affiliates, the Company entered into a note payable in the amount of $10.7 million with NRGenerating Holdings No. 21 BV, an indirect wholly owned subsidiary of NRG Energy and an affiliate of the Company. See Note 13 — Long Term Debt and Capital Leases.

      In accordance with SFAS No. 141 Business Combinations, because the transfer was between entities under common control, the provisions of APB Opinion No. 16, Business Combinations, applied. Therefore all activity related to the entities that were sold was removed from the financial statements of NRG International LLC as presented herein.

22.	Cash Flow Information

      Detail of supplemental disclosures of cash flow and non-cash investing and financing information was:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Interest paid (net of amounts capitalized)	$5,590	$7,711	$11,899	$10,115
Income taxes paid/(refunds)	13,499	(4,278)	10,597	5,772

Detail of businesses and assets acquired:
Current assets (including restricted cash)	—	—	2	38,618
Fair value of non-current assets	—	—	627	950,488
Liabilities assumed, including deferred taxes	—	—	(218)	(892,342)

Cash paid net of cash acquired	$—	$—	$411	$96,764

2001 Significant Acquisitions included above:

      In April 2001, the Company acquired additional interests in the MIBRAG and Schkopau projects in Germany, as well as 100% of the Csepel I and II power generation facilities in Hungary. The purchase price was approximately USD 190 million. Csepel consists of Csepel I, a 116 MW thermal plant, and Csepel II, a 389 MW gas turbine power station, both located in Csepel Island in Budapest. The Company completed the acquisition of the Hungarian assets in the second quarter of 2001. As disclosed in Note 4, the Company divested its interests in Csepel in 2002.

      In July 2001, the Company indirectly acquired approximately 60% of Hsin Yu Energy Development Company Ltd. (Hsin Yu), a Taiwan company that owns a 170 MW combined cycle gas turbine in an industrial park near Taipei. As disclosed in Note 4, the Company divested its interests in Hsin Yu in 2004.

      In September 2001, the Company acquired 100% interests in the 66 MW Cementos Pacasmayo and the 45 MW Cahua hydro facilities in Peru. As disclosed in Note 4, the Company divested its interests in the Peruvian companies in 2003.

NRG INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2001, the Company purchased 50% of Tosli Investments BV from Nordic Power Invest AB (Nordic Power), wholly owned subsidiary of Vattenfall AB.

      In July 2001, the Company indirectly acquired a 30% interest in the 355 MW Lanco Kondapalli Power Facility in Southeast India. As disclosed in Note 5, the Company divested its interests in Kondapalli in May 2003.

23.	Subsequent Events

      The following events occurred subsequent to December 31, 2003.

Loy Yang

      In April 2004, the Company completed the sale of its 25% interest in Loy Yang to Great Energy Alliance Corporation, which resulted in net proceeds of $26.7 million. No material gain or loss was recorded upon completion of the sale.

Hsin Yu

      In May 2004, the Company sold its interest in Hsin Yu. Under the terms of the agreement, the Company received cash proceeds of approximately $1 million and was relieved of any future obligations related to the debt in the project.

REPORT OF INDEPENDENT AUDITORS

ON FINANCIAL STATEMENT SCHEDULE

To the Member of

NRG International LLC:

      Our audits of the consolidated financial statements referred to in our report dated October 29, 2004, also included an audit of the financial statement schedule listed herein. In our opinion, this financial statement schedule for the period from January 1, 2003 to December 5, 2003 and for the two years ended December 31, 2002, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

October 29, 2004

REPORT OF INDEPENDENT AUDITORS

ON FINANCIAL STATEMENT SCHEDULE

To the Member of

NRG International LLC:

      Our audits of the consolidated financial statements referred to in our report dated October 29, 2004, also included an audit of the financial statement schedule listed herein. In our opinion, this financial statement schedule for the period from December 6, 2003 to December 31, 2003 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

October 29, 2004

NRG INTERNATIONAL LLC

SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2003, 2002 and 2001

		Additions

	Balance at	Charged to			Balance at
	Beginning of	Costs and	Charged to		End of
Description	Period	Expenses	Other	Deductions	Period

	(In thousands)
Income tax valuation allowance, deducted from deferred tax assets in the balance sheet:
Predecessor Company
Year ended December 31, 2001	$50,057	$21,389	$—	$—	$71,446
Year ended December 31, 2002	71,446	43,316	—	—	114,762
January 1 - December 5, 2003	114,762	41,722	—	—	156,484

Reorganized Company
December 6 - December 31, 2003	156,484	8	—	—	156,492